EXHIBIT 99.2

FOR IMMEDIATE RELEASE:

CASMED Reports Inducement Grants to VP of Sales and Marketing Matthew J. Herwig Under NASDAQ Marketplace Rule 5635

Branford, Conn. – January 10, 2011 – CAS Medical Systems, Inc. (NASDAQ: CASM), announced that on January 7, 2011, the Compensation Committee of its Board of Directors granted an inducement option grant and an inducement restricted stock grant to Mr. Matthew J. Herwig as a component of his employment compensation.  This press release is being made pursuant to NASDAQ Listing Rule 5635(c)(4) related to inducement grants.  CASMED previously announced that Mr. Herwig has been appointed Vice President of Sales and Marketing.

Mr. Herwig was most recently Vice President of U.S. Marketing for Energy Based Devices at Covidien Healthcare (formerly Tyco Healthcare), a leading global healthcare products company.  He had previously held the positions of Director of Global Marketing –Imaging Solutions/Pharmaceuticals, Director of U.S. Marketing – Imaging Solutions, Vice President of Marketing and Sales Training – Nellcor, all during his tenure at Covidien.  Prior to those senior leadership positions, Mr. Herwig held various marketing and sales positions for Mallinckrodt, which was purchased by Covidien Healthcare.  In addition he worked for Computerized Medical Systems, an Elekta Company, where he was the Vice President of Marketing and North America Sales, and Ethicon, Inc., a Johnson & Johnson Company. Mr. Herwig is a graduate of Southeast Missouri State University, and is a candidate for an M.B.A. at Webster University.

CASMED is today filing a Form 8-K related to the employment of Mr. Herwig.  Please refer to that filing for a full description of the related employment agreement and stock option and restricted stock grants.

The Compensation Committee of the CASMED Board of Directors approved the issuance to Mr. Herwig of:

•
an inducement option to purchase up to 150,000 shares of CASMED common stock.  The exercise price of this option is equal to the closing price of the common stock on January 7, 2011 ($3.16).  One-fourth of the option shares vest upon the first anniversary of the grant date, with the remainder vesting in equal monthly installments over the following thirty-six months.  The option expires after a term of ten years from the date of grant.

•
an inducement restricted stock grant of 25,000 shares.  One-fourth of the restricted shares vest upon the first anniversary of the grant date, with the remainder vesting in equal quarterly installments on the first day of the following twelve calendar quarters.

The aforementioned grants also accelerate upon a change in control of CASMED.

Each of the foregoing grants was made as an inducement material to Mr. Herwig's employment in accordance with NASDAQ listing Rule 5635(c)(4).

About CASMED® - Monitoring What’s Vital
CAS Medical Systems, Inc. is a leading developer and manufacturer of medical devices for non-invasive patient monitoring.  The Company’s FORE-SIGHT Absolute Cerebral Oximeter is the first cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for neonates, infants, children and adults.  This information helps avert brain damage or death during surgery and in critical care situations by allowing clinicians to identify patients with dangerously low levels of cerebral oxygen and intervene to reverse the condition.

The Company’s product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Cerebral Oximeter, the bedside patient monitoring line of vital signs monitoring products, proprietary non-invasive blood pressure measurement technology, and supplies and service including products for neonatal intensive care.  CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CAS Medical Systems, Inc., visit the Company’s website at www.casmed.com.

Company Contact
CAS Medical Systems, Inc.
Susan Carron
Director of Corporate Communications
203-488-6056
ir@casmed.com

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, potential litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders and competitors and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2009 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.